Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Emergent BioSolutions Inc. 2006 Stock Incentive Plan and Emergent BioSolutions Inc. 2012 Employee Stock Purchase Plan of our reports dated March 9, 2012, with respect to the consolidated financial statements of Emergent BioSolutions Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Emergent BioSolutions Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
November 1, 2012